Exhibit 99.01

Bedford Property Investors, Inc. Sets Record Date

for Special Meeting of Stockholders

LAFAYETTE, CA – March 14, 2006 – Bedford Property Investors, Inc. (NYSE:BED) has established a March 24, 2006 record date for a special meeting of its stockholders on May 3, 2006 to consider and vote upon a proposal to approve the merger agreement between Bedford and an affiliate of LBA Realty LLC. If stockholders approve the merger and all other conditions to closing are satisfied or waived, Bedford anticipates completing the transaction within two business days of such approval.

On February 10, 2006, Bedford announced that it had entered into a definitive merger agreement with two affiliates of LBA Realty LLC pursuant to which an affiliate of LBA will acquire all of Bedford’s outstanding shares of common stock for $27.00 per share in cash. The merger agreement was unanimously approved by Bedford’s board of directors and is subject to approval by its stockholders at a special meeting to be held on May 3, 2006.

Additional Information and Where to Find It

On March 3, 2006, Bedford filed with the SEC a preliminary proxy statement relating to Bedford’s solicitation of proxies with respect to its special meeting of stockholders to be held on May 3, 2006. Bedford will also file with the SEC a definitive proxy statement, and provide such proxy statement to its stockholders as of the record date. Bedford’s stockholders are urged to read the proxy statement and other relevant materials as they become available because they will contain important information about the acquisition and Bedford. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Bedford at the SEC’s Web site at http://sec.gov. The proxy statement and such other documents may also be obtained for free by going to Bedford’s Investor Relations page on its corporate website at www.bedfordproperty.com.

Investors should read the definitive proxy statement and related documents carefully before making any voting or investment decision.

Participants in Solicitation

Bedford and its officers and directors may be deemed to be participants in the solicitation of proxies from Bedford’s stockholders with respect to the acquisition. A description of any interests that Bedford’s officers and directors have in the acquisition is included in Bedford’s preliminary proxy statement described above and may be updated in the definitive proxy statement which Bedford will file prior to the special meeting.

Legal Disclosure

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things, statements relating to the proposed merger, the timing and ability of Bedford and LBA Realty to successfully complete the proposed merger and the outcomes and voting decisions of directors and stockholders. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to be materially different from those expressed, expected or implied by the forward-looking statements. The risks and uncertainties that could cause actual results to differ from management’s estimates and expectations include risks associated with uncertainties related to the approval of the transaction by Bedford’s shareholders, as well as additional risk factors that are contained in the company’s filings with the Securities and Exchange Commission, including its Preliminary Proxy Statement on Schedule 14A, its 2004 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. The company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.